Exhibit 99.1

BIZCOMUSA

[GRAPHIC OMITTED]

Thinking outside the box

FOR IMMEDIATE RELEASE

               BIZCOM COMPLETES SOPHIA COMMUNICATIONS ACQUISITION

Fort Lauderdale, FL - November 26, 2003 - Bizcom U.S.A., Inc. ("Bizcom") announced that it completed the Sophia Communications, Inc. ("Sophia") asset acquisition yesterday.

Bizcom purchased substantially all of Sophia's assets, which included a nationwide ten-channel, two regional and eight economic area 220 MHz SMR licenses, Sophia's proprietary radio technology and other assets. The purchase price was five million shares of Bizcom's restricted common stock, a $2,900,000 promissory note payable December 31, 2007 bearing interest of 4% payable semiannually, four-year warrants to purchase one million shares of Bizcom's common stock at an exercise price subject to certain determinations, but not more than $6.00 per share, $300,000 in cash and an additional $400,000 payable on January 31, 2004. The consideration of common stock and warrants will be held in escrow until the FCC formally authorizes Sophia to transfer the license, but Bizcom has taken title to all other assets at the closing. The promissory note is secured by the common stock of a Bizcom subsidiary that will own the FCC licenses.

Based in Fort Lauderdale, Florida, Bizcom provides spectrum-efficient data and voice communications networks and equipment for industrial / commercial, critical infrastructure, public safety, and homeland security markets, and markets emergency management and first responder software. Bizcom is a public reporting company, and a link to its filings with the U.S. Securities and Exchange Commission and other information about the company can be found on its website at: www.bizcomusa.net

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward looking statements set forth above involve risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed from time to time in the company's press releases, and public filings with the SEC.

CONTACTS:
Hank Klein or David George, Bizcom U.S.A., Inc.
Phone: 954.714.0028
E-mail: InvestorRelations@bizcomusa.net